Exhibit 10.31

CONFIDENTIALITY, NON-SOLICITATION OF ASSOCIATES AND NON-COMPETITION AGREEMENT

As an associate of Ann Taylor, Inc. (the “Company”), you will have access to or may develop trade secrets, intellectual property, and other confidential and proprietary information of the Company.     Therefore, in consideration of your employment and the payments described in Paragraph 2 below, benefits that you will not be eligible for if you do not sign this Agreement, and in recognition of the highly competitive nature of the Company’s business, you agree as follows:

1.	Protection of Confidential Information.

(a)	You acknowledge that your employment by the Company involves your obtaining knowledge of Confidential Information (as defined below) regarding the business and affairs of the Company.

(b)	Accordingly, you agree that:

(i)
except in compliance with legal process, you will keep secret all Confidential Information and other confidential matters of the Company which are not otherwise in the public domain and will not disclose them to anyone outside of the Company, wherever located (other than to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of your duties as an employee of the Company), either during or after your employment, except with the prior written consent of the Chief Executive Officer or the General Counsel of the Company. In the event that you are required to disclose any Confidential Information or other confidential matters of the Company to comply with legal process, you shall provide reasonable advance notice of such legal process to the General Counsel of the Company prior to disclosure of any Confidential Information or confidential matters and will not challenge the Company’s standing or ability to seek an order of protection or otherwise seek to prevent or limit disclosure pursuant to such legal process consistent with applicable law;

(ii)
you will deliver promptly to the Company on termination of your employment or at any other time the Company may so request, all memoranda, notes, records, customer lists, reports and other documents (whether in paper or electronic form and all copies thereof) relating to the business of the Company and all other Company property which you obtained or developed while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control, whether directly or indirectly; and

(iii)	you will not use Confidential Information for your personal benefit or for the benefit of another person or entity.

(c)
For purposes of this Agreement, “Confidential Information” refers to information of the Company (including its affiliated companies) or its suppliers, technology service providers, licensors, clients, and employees, including without limitation information relating to designs, products, processes, formulas, merchandising, real estate strategy, contract terms, client lists, sourcing information and strategies, technology, marketing plans, advertising, corporate assessments and strategic plans, financial and statistical information, accounting information, pricing and business affairs, associate compensation and relative skills and abilities, which have been or are disclosed or available to you and which are either designated at the time of disclosure as confidential or which you know or have reason to know are confidential, regardless of the form or media in which such information is disclosed.

Exhibit 10.31

2.	Non-solicitation of Associates; Non-competition.

(a)
During your employment and for a period of 12 months after your separation from the Company for any reason whatsoever, whether voluntary or involuntary (the “Non-Solicitation Period”), you shall not directly or indirectly, (1) solicit, induce, or attempt to influence any associate at the director level or above to leave his or her employment with the Company or (2) hire or attempt to hire any associate of the Company at the director level or above, directly or indirectly through a new employer or other person or entity, to join you in the pursuit of any business activity (whether or not such activity involves engaging or participating in a business that competes, or plans to compete, with the Company or any of its products). Should you violate this provision, in addition to the other remedies the Company may pursue hereunder, the Non-Solicitation Period will be extended by the number of months you were in violation of this Paragraph 2(a) and you shall have no further rights under Paragraphs 2(c), 2(d) and 2(e).

(b)
During your employment and for a period of 12 months after your separation from the Company for any reason whatsoever, whether voluntary or involuntary (the “Non-Competition Period”), you shall not, directly or indirectly, without the prior written consent of the Company, work for, be employed, affiliated, engaged or associated with or contribute to the efforts (as an employee, owner, stockholder, partner, director, officer, consultant or otherwise) of a business that is, or plans to be, a Competitor (as defined herein) of the Company at the time of termination. As used herein, “Competitor” means a business or other entity engaged in the manufacture, design and/or sale of women’s apparel in the United States. Should you violate this provision, in addition to the other remedies the Company may pursue hereunder, the Non-Competition Period will be extended by the number of months you were in violation of this Paragraph 2(b) and you shall have no further rights under Paragraphs 2(c), 2(d) and 2(e). Notwithstanding the foregoing, passive ownership of less than 2% of any class of securities of a public company shall not violate this Section 2(b).

(c)
If you are terminated by the Company without cause (as defined Paragraph 2(f) below, “Cause”) or if you resign from your employment, during the Non-Competition Period the Company shall pay you an amount equivalent to your base salary times 1.5 (“Separation Pay”), payable in substantially equal installments in accordance with the Company’s regular payroll cycle, and you will continue to receive all benefits under the Company’s medical, dental and vision benefit plans to the same extent as if you were an employee of the Company. If you resign from your employment, the Company may waive the provisions of Paragraph 2(b) or shorten the Non-Competition Period by providing you written notice of the waiver or the shortened Non-Competition Period within 10 business days of your resignation, in which case (i) you will only be bound by the restrictions in Paragraph 2(b) above during the shortened Non-Competition Period (but will continue to remain bound by the restrictions in Paragraphs 1 and 2(a) above), and (ii) the Company will have no obligation to pay you Separation Pay or continue your benefits if it waives the provisions of Paragraph 2(b) above or if the Company shortens the Non-Competition Period pursuant to this Paragraph 2(c), the Company will only pay you a pro rata portion of the Separation Pay as prorated in proportion to the shortened Non-Competition Period and continue your benefits only during the shortened Non-Competition Period. Subject to Paragraph 2(h), the Company will commence to pay the Separation Pay, if any, payable under this Paragraph 2(c), on the first scheduled payroll date following the fifty-third (53rd) day following the employee's separation date, provided that the employee has executed and not revoked the separation agreement referenced in Paragraph 2(g).

(d)
If you are terminated by the Company without Cause, in addition to the Separation Pay you will also be entitled to a prorated bonus under the Short Term Incentive Plan (“STIP”) (or if the STIP Plan is not then in effect, under the short-term cash bonus plan in effect at the time of termination of your employment) for the season in which you are terminated (or year in which you are terminated if the bonus plan target for you is then an annual target), such bonus to be based upon actual performance for such season or fiscal year, as the case may be. Provided that the employee has executed and not revoked the separation agreement referenced in Paragraph 2(g), the Company will pay the STIP bonus, if any, payable under this Paragraph 2(d) when bonuses are paid to other Company executives under the STIP Plan, or the short-term cash bonus plan in effect at the time of termination, but in no event later than two and a half (2 ½) months following the end of the performance period to which the STIP bonus relates.

(e)
If you are terminated by the Company without Cause, you will also receive payment of a prorated portion of your monies banked but not yet vested under the Restricted Cash Program. The pro-rated amount will be determined according to Schedule A, attached hereto. Because the Restricted Cash Program monies will be paid out before the three year deferral period is complete, they will not be adjusted upwards or downwards based upon the change in the Company’s corporate net income over the three-year deferral period and you

Exhibit 10.31

will not be entitled to receive any additional amounts based on such nor will you have the pro rata portion decreased. Subject to Paragraph 2(h), the Company will pay the Restricted Cash Program monies, if any, payable under this Paragraph 2(e), on the first scheduled payroll date following the fifty-third (53rd) day following the employee's separation date, provided that the employee has executed and not revoked the separation agreement referenced in Paragraph 2(g).

(f)
For purposes of this Agreement, "Cause" shall be defined as: (1) conviction for the commission of any act or acts constituting a felony under the laws of the United States or any state thereof; (2) action toward the Company involving dishonesty; (3) refusal to abide by or follow reasonable written directions of the CEO, which does not cease within ten business days after such written notice regarding such refusal has been given to you by the CEO; (4) gross nonfeasance which does not cease within ten business days after written notice regarding such nonfeasance has been given to you by the CEO; or (5) failure to comply with the provisions of Paragraphs 1, 2(a) or 2(b) of this Agreement, or other willful conduct which is intended to have and does have a material adverse impact on the Company.

(g)
In order to receive Separation Pay and the continued benefits described in Paragraph 2(c) and the payments described in Paragraph 2(d) and 2(e) above, you will be required to sign a separation agreement that is satisfactory to the Company and includes, but is not limited to, a general waiver and release of all claims and potential claims against the Company and a non-disparagement provision. You must sign the separation agreement within forty-five (45) days of receiving it. If you do not revoke the separation agreement within seven (7) days, the separation agreement will become effective on the eighth (8th) day following your execution of such agreement.

(h)
To the extent required by Section 409A of the Code, and applicable guidance issued thereunder, payments under Paragraphs 2(c), 2(d) and 2(e) that would otherwise be payable during the six-month period immediately following your termination of employment by the Company shall instead be paid on the first business day after the expiration of such six-month period.

(i)
Notwithstanding any other provision of this Agreement to the contrary, in the event you fail to comply with Paragraphs 1, 2(a) or 2(b) above, all of your rights hereunder to any future payments or benefits as described in Paragraphs 2(c), 2(d) and 2(e) above, and all rights with respect to any unexercised stock options you may have shall be forfeited; provided that, the foregoing shall not apply if such failure of compliance with Paragraphs 2(a) or 2(b) commences following an Acceleration Event (as defined in the Company’s 2003 Equity Incentive Plan).

3.
If you commit a breach of any of the provisions of Paragraphs 1 and 2 of this Agreement, the Company shall have the right to have such provisions specifically enforced and to seek temporary, preliminary and/or permanent injunctive relief, without limitation to any available forms of equitable or other relief to which the Company may be entitled, by any court having jurisdiction without the necessity of posting a bond or other security. You hereby acknowledge and agree that any such breach or anticipatory or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

4.
Intellectual Property. You acknowledge that all discoveries, innovations, designs and useful ideas that you may originate which relate to or would be useful to the Company’s business, including those developed on your own time, shall vest in the Company on the date they are originated and shall become the exclusive property of the Company. Without additional consideration, you further agree that you will sign all necessary applications with respect to such property which the Company may prepare at its own expense.

5.
Severability & Governing Law. All provisions of this Agreement are severable. If any provision of this Agreement or the application of any provision of the Agreement is determined to be invalid or unenforceable to any extent or for any reason, all other provisions of this Agreement will remain in full force and effect and will continue to be enforceable to the fullest extent permitted by law, except that if the restraints in Paragraph 2(b) are held invalid or unenforceable in their entirety the Company shall have no obligation to make the payments or provide the benefits specified in Paragraphs 2(c), 2(d) and 2(e). In the event that any provision herein is deemed invalid or unenforceable, you agree that the Court shall modify the provision so as to make it enforceable to the fullest extent permitted by law. This Agreement shall be governed by the laws of the State of New York, applicable to contracts and to be performed therein, without regard to its conflicts of laws principles.

Exhibit 10.31

6.
Waiver. The failure of the Company to enforce any terms, provisions or covenants of this Agreement shall not be construed as a waiver of the same or of the right of the Company to enforce the same. Waiver by the Company of any breach or default by you (or by any other associate) of any term or provision of this Agreement (or any similar agreement between the Company and you or any other associate) shall not operate as a waiver of any other breach or default.

7.
Entire Agreement. Except as set forth in the next sentence, you hereby agree that this Agreement supersedes any other agreement you may have with the Company with respect to severance, non-solicitation of associates and non-competition. In the event a Change in Control (as defined in the Company’s Special Severance Plan) occurs prior to the termination of your employment, you will be eligible for benefits pursuant to the terms of such Special Severance Plan (as then in effect), except for those set forth in Section 2.6 thereof, and this Agreement shall become null and void, other than the provisions set forth in Paragraph 1.

8.
At-Will Employment. Nothing in this Agreement constitutes a contract of continuing employment. Your employment is and will continue to be “at-will” which means it is for no fixed term or duration and either you or the Company may terminate the employment relationship at any time with or without cause and for any reason or no reason, with or without prior notice. Please sign below to indicate your agreement to the terms and conditions of this Agreement.

9.
Nothing in this Agreement shall affect or impair any rights you may have to indemnification for attorneys’ fees, costs and/or expenses pursuant to applicable statutes, D&O insurance, Certificates of Incorporation and Bylaws of the Company, its affiliates or subsidiaries.

ANN TAYLOR, INC.:                        ASSOCIATE:

BY: /s/ Mark G. Morrison                    BY: /s/ Katherine Hargrove Ramundo
Mark G. Morrison                        Katherine Hargrove Ramundo
Executive Vice President, Human Resources            Date: 12/19/12
Date: 1/14/13

Exhibit 10.31

SCHEDULE A

Involuntary Termination Restricted Cash Payout Scenarios

Within Fiscal Years				After Fiscal Year 4
Year 1	Year 2	Year 3	Year 4	Before 3/31
Forfeit bonus	Forfeit bonus	1/3 of banked paid	2/3 of banked paid	Full bonus paid as scheduled